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                                                             Exhibit 5.1


              [FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LETTERHEAD]



                                 March 18, 1996


PHP HEALTHCARE CORPORATION
11440 Commerce Park Drive
Suite 300
Reston, Virginia 20091

Gentlemen:

     We are acting as counsel to PHP Healthcare Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (as amended, the "Registration Statement") under the Securities Act of 1933 (the "Act"), covering (i) $69,000,000 aggregate principal amount of 6 1/2% Convertible Subordinated Debentures due 2002 (the "Debentures") of the Company,
(ii) 2,532,110 shares of Common Stock, par value $.01 per share, of the Company ("Common Stock") initially issuable upon conversion of the Debentures plus an indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures by means of an adjustment in the conversion price (the "Conversion Shares"), (iii) 713,858 outstanding shares of Common Stock issued by the Company to Shamrock Investments and certain former shareholders of Paragon Ambulatory Surgery, Inc. and J.P. Cole & Associates, Inc. (the "Paragon Shares"), (iv) 111,111 shares of Common Stock (the "Note Shares") issuable upon conversion of the Company's Convertible Notes, dated September 29, 1994, in the aggregate principal amount of $500,000 payable to certain former shareholders of Paragon Ambulatory Surgery, Inc. (the "Convertible Notes"), and (v) 142,858 shares of Common Stock (the "Option Shares") issuable upon exercise of stock options granted pursuant to Stock Option Agreements dated October 3, 1994 (the "Stock Option Agreements") between the Company and certain former stockholders of J.P. Cole & Associates, Inc.

     In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduced copies of such agreements, instruments, documents and records of the Company and its subsidiaries, such certificates of public officials and such other documents and
(iii) reviewed such information from officers and representatives of the Company and its subsidiaries and others as we have deemed necessary or appropriate for the purposes of this opinion.

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LETTER TO PHP HEALTHCARE CORPORATION
MARCH 18, 1996
PAGE 2


     In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified documents, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, the statements made in the certificate of an officer of the Company (the "Officers' Certificate") attached hereto as Annex A and certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company, its subsidiaries and others.

     To the extent that it may be relevant to the opinion expressed herein, we have assumed, for purposes of the opinions expressed herein, that (i) the trustee for the Debentures (the "Trustee") has the power and authority to enter into and perform the indenture for the Debentures (the "Indenture"), (ii) the Indenture has been duly authorized, executed and delivered by the Trustee and is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, and (iii) the Debentures have been duly authenticated and delivered by the Trustee.

     Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

     1. The Debentures have been duly authorized, executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     2. The Conversion Shares have been duly authorized and, when issued upon the conversion of the Debentures in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

     3. The Paragon Shares have been duly authorized and validly issued and are fully paid and nonassessable.

     4. The Note Shares have been duly authorized, and, when issued upon conversion of the applicable Convertible Note in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

     5. The Option Shares have been duly authorized, and, when issued upon exercise of the Options in accordance with the terms of the applicable Stock Option Agreement, will be validly issued, fully paid and non-assessable.

     The opinions set forth above are subject to:

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LETTER TO PHP HEALTHCARE CORPORATION
MARCH 18, 1996
PAGE 3


          (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect affecting creditors' rights generally; and

          (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness) whether such principles are considered in a proceeding in equity or at law.

     The opinions expressed herein are limited to the federal laws of the United States and the laws of the State of New York and, to the extent relevant hereto, the Delaware General Corporation Law.

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                        Very truly yours,

                                        FRIED, FRANK, HARRIS, SHRIVER & JACOBSON


                                        By:      /s/ Andrew P. Varney
                                            ______________________________
                                                     Andrew P. Varney